Exhibit 99.1

Community Bank Shares of Indiana, Inc. reports 4th quarter net income available to common shareholders of $2.3 million, or $0.66 per diluted common share

New Albany, Ind. (February 2, 2015) — Community Bank Shares of Indiana, Inc. reported fourth quarter net income available to common shareholders of $2.3 million and earnings per diluted common share of $0.66.  Net income available to common shareholders for the year ended December 31, 2014 was $8.6 million, a 9.01% increase from $7.9 million in 2013 while earnings per diluted common share increased to $2.46 from $2.32, a 6.03% increase.

“2014 was another great year for the Company.  We were able to grow our loan portfolio, improve our credit quality, and increase earnings.  As a result, we continue to deliver results for customers and shareholders,” stated James Rickard, President and Chief Executive Officer. “We are also excited by our acquisition of First Financial Service Corporation of Elizabethtown, which increases our market presence in the region and positions us for growth in 2015.  Our team members are working diligently to successfully integrate First Financial while providing excellent service to our new and existing customers.”

The following points summarize significant financial information for the fourth quarter of 2014:

•                  Net income available to common shareholders was $2.3 million.

•                  Tangible book value per common share of $20.55 as of December 31, 2014.

•                  Fully tax equivalent net interest margin was 4.47%, an increase from 4.20% for the same period in 2013; net interest income increased to $8.7 million from $7.9 million.  The increase in net interest income and margin in 2014 was due to the recognition of $632,000 in accretion income for a loan acquired as part of Your Community Bank’s acquisition of First Federal Bank of Lexington, Kentucky in 2013.  The loan was refinanced at another financial institution during the fourth quarter which led to the Company recognizing the remaining accretable and non-accretable yield into interest income.

•                  Provision for loan losses was $637,000, an increase from $618,000 for the same quarter in 2013.

•                  Non-interest income decreased to $1.5 million for the fourth quarter of 2014 compared to $1.7 million in 2013.  The decrease was from a reduction in net gains on sales of securities which declined to $199,000 in the fourth quarter of 2014.

•                  Non-interest expense was $6.6 million, an increase of $312,000 for the same quarter in 2013.  The increase was due to higher salaries and employee benefits for incentive compensation and additional employees and an increase in legal and professional service fees associated with the Company’s acquisition of First Financial Service Corporation.

•                  The Company completed its acquisition of First Financial Service Corporation (“First Financial”) and its subsidiary bank, First Federal Savings Bank, on January 1, 2015.  Immediately after the acquisition the Company had total assets of approximately $1.7 billion, subject to future adjustment for the fair value of the acquired assets and assumed liabilities.  The Company is currently in process of obtaining valuations of First Financial’s assets and liabilities.  As part of the transaction, the Company issued 792,392 of its common shares to shareholders of First Financial and paid option holders $423,000.  Based on the Company’s stock price at December 31, 2014, the total amount of consideration paid was $22.0 million.  Management anticipates incurring significant expenses in the first quarter of 2015 associated with contract terminations, severance and change in control payments, and conversion of First Financial’s core data processing system which is scheduled to occur at the end of the first quarter.

•                  Immediately after the acquisition, the Company purchased the outstanding preferred shares of First Financial plus accrued and unpaid dividends.  The preferred shares were purchased for $12.3 million while the accrued and unpaid dividends totaled $5.7 million.  Of the 20,000 preferred shares purchased, the holder of 3,309 shares converted their shares, plus accrued and unpaid dividends, into the Company’s common stock while the remaining 16,691 shares were paid in cash.  Commensurate with the transaction, the Company completed its private placement of common shares with institutional and accredited investors.  The Company issued 1,120,950 of its common shares including the shares converted from the holder of 3,309 preferred shares described above.  The total amount of common equity raised in the private placement, net of issuance costs, was $23.8 million.

•                  In total, the Company issued 1,913,342 of its common shares in conjunction with its acquisition of First Financial, including the associated private placement.

The following points summarize significant financial information for the year ended December 31, 2014:

•                  Net income available to common shareholders was $8.6 million, or $2.46 per diluted common share, as compared to $7.9 million and $2.32 for 2013.

•                  Fully tax equivalent net interest margin was 4.25%, an increase from 4.24% for 2013; net interest income increased to $32.3 million from $31.0 million.

•                  Provision for loan losses of $1.3 million as compared to $3.4 million in 2013.  The decrease was due to a $2.0 provision recorded for one commercial land development relationship in 2013 while provision of $335,000 was recorded for the same relationship in 2014.  The Company charged off the $2.0 million allocation in 2013 and the $335,000 allocation in 2014.  As of December 31, 2014, the loan had a remaining balance of $453,000 and was included in the Company’s non-accrual loans as of the same date.  Currently, the Company does not have an allowance allocated for this credit but continues to monitor the value of the underlying collateral while seeking a resolution.

•                  Non-interest expenses increased slightly in 2014 to $26.4 million from $26.0 million primarily due to the expenses related to the acquisition of First Financial Service Corporation   For the year ended December 31, 2014, the Company incurred approximately $790,000 of expenses associated with the acquisition of First Financial.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	December 31,		September 30,
	2014	2013	2014
	(In thousands, except per share data)

Interest income	$9,233	$8,422	$8,630
Interest expense	536	546	456
Net interest income	8,697	7,876	8,174
Provision for loan losses	637	618	166
Non-interest income	1,529	1,711	1,699
Non-interest expense	6,552	6,240	6,857
Income before income taxes	3,037	2,729	2,850
Income tax expense	600	433	534
Net income	$2,437	$2,296	$2,316
Preferred stock dividends	(110)	(72)	(110)
Net income available to common shareholders	$2,327	$2,224	$2,206
Basic earnings per common share	$0.68	$0.66	$0.64
Diluted earnings per common share	$0.66	$0.66	$0.63

	Twelve Months Ended
	December 31,
	2014	2013
	(In thousands, except per share data)

Interest income	$34,274	$33,253
Interest expense	1,941	2,227
Net interest income	32,333	31,026
Provision for loan losses	1,275	3,410
Non-interest income	6,445	8,684
Non-interest expense	26,489	26,071
Income before income taxes	11,014	10,229
Income tax expense	2,001	1,562
Net income	$9,013	$8,667
Preferred stock dividends	(439)	(802)
Net income available to common shareholders	$8,574	$7,865
Basic earnings per common share	$2.49	$2.32
Diluted earnings per common share	$2.46	$2.32

Credit quality metrics are as follows (in thousands):

	As of
	December 31, 2014	September 30, 2014	December 31, 2013

Loans on non-accrual status	$7,535	$9,209	$7,787
Loans past due 90 days or more and still accruing	—	55	—
Foreclosed and repossessed assets	4,431	4,677	5,988
Total non-performing assets	$11,967	$13,941	$13,775

Non-performing assets to total assets	1.35%	1.61%	1.63%
Allowance for Loan Losses to Total Loans	1.07	1.31	1.43

The Company’s unaudited condensed consolidated balance sheets are as follows:

	December 31, 2014	December 31, 2013
	(In thousands)
ASSETS
Cash and due from financial institutions	$12,872	$15,393
Interest-bearing deposits in other financial institutions	6,808	10,896
Securities available for sale	202,177	195,327
Loans held for sale	—	68
Loans, net of allowance for loan losses of $6,465 and $8,009	597,110	552,926
Federal Home Loan Bank and Federal Reserve stock	4,964	5,955
Accrued interest receivable	3,152	3,149
Premises and equipment, net	18,124	18,557
Cash surrender value of life insurance	22,058	21,386
Other intangible assets	682	1,004
Foreclosed and repossessed assets	4,431	5,988
Other assets	16,368	16,086
Total Assets	$888,746	$846,735

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$200,142	$187,207
Interest-bearing	450,802	456,418
Total deposits	650,944	643,625
Other borrowings	55,850	45,722
Federal Home Loan Bank advances	40,000	50,000
Subordinated debentures	17,000	17,000
Accrued interest payable	158	106
Other liabilities	25,246	1,943
Total liabilities	789,198	758,396

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	99,548	88,339
Total Liabilities and Stockholders’ Equity	$888,746	$846,735

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. is a bank holding company headquartered in New Albany, Indiana. It includes two wholly owned, state-chartered subsidiary banks, Your Community Bank and The Scott County State Bank. The Company operates 41 financial centers in Indiana and Kentucky. The Banks are engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of commercial business and real estate loans and secured consumer loans such as home equity lines of credit, automobile loans, and recreational vehicle loans. Additionally, the Banks originate and sell into the secondary market mortgage loans for the purchase of single-family homes. For more information visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2013 Form 10-K and subsequent 10-Q’s filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375